This Pricing Supplement, filed
                                    pursuant to Rule 424(b)(2), relates to
                                    Registration Statement No. 33-58139
                                    and to each Prospectus dated 5/23/95
                                    and to each Prospectus Supplement
                                    dated 6/16/95

PRICING SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED
MAY 23, 1995 TO PROSPECTUS DATED JUNE 16, 1995


Pricing Supplement  47


Dated:  11/08/95


                          Sears Roebuck Acceptance Corp.


                           Medium-Term Notes Series I
                                  (Fixed Rate)


            Due at least 9 Months from Date of Issue
       Interest payable each May 15 and November 15 and at Maturity


Principal Amount of Note:                    $50,000,000


Settlement Date (Original Issue Date):       11/13/95


Maturity Date:                               11/15/05


Put Date:                                    11/15/00


Interest Rate Per Annum:                     6.15%


Specified Currency:                          US $

                                   (If Other than U.S. Dollars, see attached)

Redemption Commencement Date:                NOT APPLICABLE


Form of Purchased Notes:                      DTC

Redemption Price:  If a Redemption Commencement Date is specified above,
the Redemption Price shall be     -     of the principal amount to be
redeemed and shall decline at each anniversary of the Redemption
Commencement Date by     -      of the principal amount to be redeemed
until the Redemption Price is 100% of such principal amount.




Redemption Date:    11/15/00

Redemption Price:   100%

Notice Period:      not less than 30 nor more than 60 days prior to Redemption
                    Date

Redemption at the option of the Holder only, in whole or in part in integral multiples of $1,000.

Redemption shall be made in accordance with applicable procedures of the Depository unless a Certificated Note is issued to Book-Entry Note Owners or their nominees, rather than to DTC or its nominees, under the limited circumstances described under "Description of Notes -- Book-Entry Notes" in the Prospectus.

If a Certificated Note is issued under the limited circumstances described under "Description of Notes -- Book-Entry Notes" in the Prospectus, such Certificated Note may be redeemed upon delivery of notice to the Company. Notice shall be effective upon receipt when sent by certified mail, return receipt requested, or by courier, to the Company at the address specified in the Note. Notice is effective only if the Note is delivered to the Trustee at the address specified in the Note not later than the second Business Day following receipt of such notice by the Company.